FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-191331-11

Sent: Thursday, November 12, 2015 11:41 AM

Subject: GSMS 2015-GS1 -- Price Guidance (Public)(external)

GSMS 2015-GS1 -- Price Guidance (Public)(external)

$758.032mm Fixed Rate CMBS Offering

Lead Manager and Sole Bookrunner: Goldman, Sachs & Co.

Co-Managers: Cantor Fitzgerald & Co. and Drexel Hamilton, LLC

						U/W NOI
Class	Moody's/Fitch/KBRA	Size($mm)	WAL(yr)	C/E	Cum LTV	Debt Yld	Guid	Target $Px
A-1	Aaa(sf)/AAAsf/AAA(sf)	29.163	2.86	30.000%	37.3%	15.7%	S+63a	100-00
A-2	Aaa(sf)/AAAsf/AAA(sf)	200.000	9.82	30.000%	37.3%	15.7%	A3-2bps	101-00
A-3	Aaa(sf)/AAAsf/AAA(sf)	297.565	9.91	30.000%	37.3%	15.7%	S+122-125	103-00
A-AB	Aaa(sf)/AAAsf/AAA(sf)	47.694	7.44	30.000%	37.3%	15.7%	S+115-118	103-00
A-S	Aa2(sf)/AAAsf/AAA(sf)	51.288	9.94	23.750%	40.6%	14.5%	S+155-160	103-00
B	A1(sf)/AA-sf/AA-(sf)	43.082	9.94	18.500%	43.4%	13.5%	S+185-190	103-00
C	NR/A-sf/A-(sf)	47.184	9.94	12.750%	46.5%	12.6%	S+275a	WAC
D	NR/BBB-sf/BBB-(sf)	42.056	9.94	7.625%	49.2%	11.9%	S+500a	Fixed/low 70s

Collateral Summary
Initial Pool Balance:	$820.604
Number of Mortgage Loans:	39
Number of Mortgaged Properties:	69
Average Cut-off Date Mortgage Loan Balance:	$21.041
Weighted Average Mortgage Interest Rate:	4.4410%
Weighted Average Remaining Term to Maturity (months):	119
Weighted Average Remaining Amortization Term (months):	358
Weighted Average Cut-off Date LTV Ratio:	59.1%
Weighted Average Maturity Date LTV Ratio:	51.8%
Weighted Average Underwritten Debt Service Coverage Ratio:	1.99x
Weighted Average Debt Yield on Underwritten NOI:	11.0%
% of Mortgage Loans w/ Subordinate Debt:	12.2%
% of Mortgaged Properties w/ Single Tenants:	12.3%

Property Type:	37.2% Retail, 31.8% Office, 19.2% Hospitality, 8.2% Multifamily,
2.9% Self Storage, 0.5% Manufactured Housing, 0.2% Industrial

Top 5 States:	16.8% CA, 14.1% NY, 12.5% TX, 9.1% MA, 8.8% IN

Anticipated Timing
Anticipated Pricing:	Late Week of Nov 9th / Early Week of Nov 16th
Anticipated Closing:	Tues, Dec 1st

The depositor has filed a registration statement (including a prospectus) with the SEC  (SEC File No. 333-191331) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526 or by email to prospectus-ny@gs.com ..

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED (OTHER THAN ANY STATEMENT RELATING TO THE IDENTITY OF THE LEGAL ENTITY AUTHORIZING OR SENDING THIS COMMUNICATION IN A NON-US JURISDICTION).  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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